EXHIBIT 99

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS, INC. ANNOUNCES RECORD THIRD QUARTER EARNINGS FOR 2003

CONTACT:	Lorin E. Krueger Chief Executive Officer (507) 625-7231 http://www.winland.com/	Matthew Hayden Hayden Communications (760) 487-1137

▶	7th CONSECUTIVE QUARTER OF PROFITABILITY

▶	7% INCREASE IN YTD REVENUES TO $14,370,370 in 2003 FROM $13,435,655 in 2002

MANKATO, Minn. /October 27, 2003 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a leading designer and manufacturer of custom electronic control products and systems announced today its financial results for the three and nine month periods ended September 30, 2003.

Revenues for the third quarter ended September 30, 2003 increased 13% to $4,580,189 from $4,038,930 in the comparable prior year period. Gross profits for the quarter increased 36% to $1,152,085 compared to $847,651 for the third quarter of 2002, while income from operations increased 284% to $432,789 versus $112,696 in 2002. Net income for the third quarter also increased significantly to $258,150 compared to $30,166 in the third quarter of 2002. Further, earnings per fully diluted share were $.08 versus $.01 per fully diluted share in the third quarter of 2002, representing the Company’s seventh consecutive quarter of profitability.

Revenues for the nine months ended September 30, 2003 increased 7% to $14,370,370 from $13,435,655 in the comparable prior year period. Gross profits for the nine month period were $3,552,725 compared to $3,128,858 for 2002, representing an increase of 14%. Income from operations increased 27% to $1,284,198 from $1,008,499 in 2002. Net income for the nine months increased 13% to $750,790 compared to $662,249 in 2002. Further, earnings per share were $.25 per fully diluted share versus $.22 per fully diluted share in the comparable prior year period.

The balance sheet also strengthened along with the Company’s cash position to $1,454,509 on September 30, 2003 from $263,304 on September 30, 2002. Further, shareholders’ equity increased 30% to $5,328,138 on September 30, 2003 from $4,102,093 on September 30, 2002.

Increases in both revenue and gross profit margins are due to the blend of the sales to original equipment manufacturing (OEM) customers and Winland’s proprietary products, which include the environmental security/industrial sensors and DC motor controls. Net income increases can be attributed to the Company’s increased sales and gross profit margins on a more profitable sales mix, coupled with the Company’s ability to maintain consistent direct and indirect expenses. In addition, Winland’s ability to maintain a strong balance sheet and lower overall debt levels has resulted in significant reductions in interest expense for 2003 compared to 2002

Lorin Krueger, Winland’s CEO, stated, “We are very pleased to announce our 7th consecutive profitable quarter as we continue to ‘build the path toward diversification and consistent profitability.’ We are particularly proud of our bottom line results for the quarter as we feel it represents continued improvement and will provide us with momentum moving forward. Revenues were positively impacted by new sales to both existing and new customers as our expanded sales force builds our pipeline of business. We will continue to work on diversifying our customer base and further integrate Winland’s value added services into the customer’s supply chain process. A prime example of client integration is the announcement of our supplier managed inventory system for Select Comfort which will allow for a more rapid response to product demand and reduced cost for both companies.

In addition, it is important to note that we continue sales of our propriety security product line and are generating revenue and margin contribution from these sales. Sales of security products have been steady and Winland holds a large market share in the small niche of environmental sensors and controls to the electronic security market. In the coming year, our marketing team will be addressing expansion plans for this business line.”

Winland Electronics, based in Mankato, MN, designs and manufactures custom electronic control products and systems, as well as proprietary products for the security/industrial marketplace.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to expectations about future operating results, involve a number of risks and uncertainties such as competition from larger and more established companies, technological developments, decreases in market demand, and the company’s uncertain ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues which arise with any of the Company’s customers. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2003	2002	2003	2002

Net Revenues	$4,580,189	$4,038,930	$14,370,370	$13,435,655
Cost of Sales	3,428,104	3,191,279	10,817,645	10,306,797

Gross Profits	1,152,085	847,651	3,552,725	3,128,858
Operating Expenses	719,296	734,955	2,268,527	2,120,359

Operating Income	432,789	112,696	1,284,198	1,008,499

Pretax Income	409,150	52,166	1,185,790	808,249
Federal Income Tax Expense	151,000	22,000	435,000	146,000

Net Income	$258,150	$30,166	$750,790	$662,249

Basic Earnings Per Share	$0.09	$0.01	$0.25	$0.22

Diluted Earnings Per Share	$0.08	$0.01	$0.25	$0.22

Basic Weighted Average Shares	2,996,046	2,970,627	2,986,653	2,963,871

Diluted Weighted Average Shares	3,069,170	3,045,642	3,056,739	3,013,365

BALANCE SHEET HIGHLIGHTS

	September 30th	September 30th
	2003	2002

Cash	$1,454,509	$263,304
Total Current Assets	5,664,089	4,826,775
Net Property and Equipment	3,731,116	4,217,806
Total Assets	$9,403,878	$9,045,280

Total Current Liabilities	$2,522,417	$2,567,384
Total Liabilities	4,075,470	4,943,187
Shareholder’s Equity	$5,328,138	$4,102,093
Total Liabilities and Equity	$9,403,878	$9,045,280